Exhibit 5.1
Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
(713) 220-4200
February 14, 2008
Rio Vista Energy Partners L.P.
1313 Alton Gloor Blvd., Suite J
Brownsville, Texas 98526
Gentlemen:
     We have acted as counsel to Rio Vista Energy Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 750,000 units representing limited partner interests in the Partnership (the “Units”), for issuance under the Rio Vista Energy Partners L.P. 2005 Equity Incentive Plan (the “Plan”).
     As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan; (b) the Certificate of Limited Partnership of the Partnership, as amended to date; (c) the First Amended and Restated Limited Partnership Agreement of the Partnership, as amended to date; (d) the Certificate of Formation of Rio Vista GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”); (e) the Amended and Restated Limited Liability Company Agreement of the General Partner, as amended to date; (f) certain resolutions of the Board of Managers of the General Partner; (g) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (h) such statutes, including the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (collectively, the “Delaware Statutes”), together with regulations, corporate records and documents, certificates of company and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.
     In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Rio Vista Energy Partners L.P.
February 14, 2008

     Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Units have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and, subject to the Delaware Statutes, non-assessable.
     We express no opinion other than as to the federal laws of the United States of America and the Delaware Statutes. For purposes of this opinion, we assume that the Units will be issued in compliance with all applicable state securities or blue sky laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.
     Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,
/s/ Andrews Kurth LLP